UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A NFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.

Quoin Pharmaceuticals Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following material supplements the definitive proxy statement (the “Proxy Statement”) of Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2023 relating to the Company’s Annual General Meeting of Shareholders (the “Annual Meeting”), previously scheduled to be held on October 19, 2023. The Company’s Annual Meeting was called to order at 12:00 pm, Eastern Time, on October 19, 2023 and adjourned, without any business being conducted due to lack of the required quorum, to October 26, 2023.

The Annual Meeting will reconvene at 12:00 pm, Eastern Time, on Thursday, October 26, 2023, at the offices of Blank Rome LLP, located at One Logan Square, Philadelphia, PA 19103. Only shareholders of record as of the record date, September 11, 2023, are entitled to and are being requested to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the reconvened Annual Meeting, unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any action. The Company has engaged Kingsdale Advisors to assist in the solicitation of proxies. The Company will pay a fee of approximately $14,500 plus reasonable out-of-pocket charges to Kingsdale Advisors for such services.

No changes have been made to the record date or the proposals to be brought before the Annual Meeting, which are set forth in the Proxy Statement. The Company strongly encourages all of its shareholders to read the Company’s Proxy Statement and other proxy materials relating to the Annual Meeting, which are available free of charge on the SEC’s website at www.sec.gov and on https://quoinpharma.gcs-web.com/annual-report-and-proxy-statement. Information contained on or accessible through these websites is not incorporated by reference in, or otherwise made a part of, the Proxy Statement, as supplemented, and any references to these websites are intended to be inactive textual references only.

This supplement should be read in conjunction with the Proxy Statement in its entirety.